SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported) March 26, 2004

U.S. WIRELESS DATA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22848	84-1178691
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue, New York, New York 10022
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:
(212) 750-7766

ITEM 5. OTHER EVENTS.

     On March 26, 2004, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), in re U.S. Wireless Data, Inc., Case Number 04-12075. We will continue to operate our business as a debtor-in-possession (“DIP”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

     In connection with the filing, we issued a press release announcing that we had executed an agreement with NBS Synapse Corporation to sell our Synapse point-of-sale gateway business to NBS for $2.85 million in cash plus up to $2.15 million credit for free payment processing services to be rendered to us for our vending operations plus the assumption of certain liabilities. We simultaneously announced that we had reached agreement with SANI Operating Co., LLC to sell our vending operations, including the $2.15 million credit for free payment processing services from NBS, for $1.6 million in cash plus the assumption of certain liabilities. We have also arranged DIP financing with SANI in order to fund our ongoing operations during the bankruptcy process and through the sales close. The full text of the press release is attached as Exhibit 99.1 hereto.

     In addition, on March 29, 2004, Amy Newmark resigned as a member of our Board of Directors in order to pursue other opportunities. We would like to thank Amy for her past efforts and dedication to us and wish her continued success in her future endeavors.

     On March 12, 2004, we were served with a complaint filed by U.S.A. Technologies, Inc. in the District Court for the District of Delaware, alleging infringement of one patent relating to certain aspects of our technology to enable vending machines to accept credit cards and seeking unspecified damages and injunctive relief. We believe this suit is without merit and intend to vigorously defend such action. The suit has been stayed by virtue of our bankruptcy filing.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c) Exhibits.

10.1	Agreement of Purchase and Sale, dated as of March 26, 2004, by and between U.S. Wireless Data, Inc. and NBS Synapse Corporation.

10.2	Agreement of Purchase and Sale, dated as of March 26, 2004, by and between U.S. Wireless Data, Inc. and SANI Operating Co., LLC.

99.1	Press Release dated March 26, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. WIRELESS DATA, INC.

By: /s/ Dean M. Leavitt Name: Dean M. Leavitt Title: Chairman and Chief Executive Officer

Date: April 12, 2004

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement of Purchase and Sale, dated as of March 26, 2004, by and between U.S. Wireless Data, Inc. and NBS Synapse Corporation.

10.2	Agreement of Purchase and Sale, dated as of March 26, 2004, by and between U.S. Wireless Data, Inc. and SANI Operating Co., LLC.

99.1	Press Release dated March 26, 2004.